Exhibit (j) under Form N-1A
                                     Exhibit (23) under Item 601/Reg. S-K




        Consent of Independent Registered Public Accounting Firm


We consent to the references to our firm under the caption "Financial Highlights" in the Class A, Class B, and Class C Shares' Prospectus for Federated Municipal Securities Fund, Inc. and under the caption "Independent Registered Public Accounting Firm" in the Class A, Class B, and Class C Shares' Statement of Additional Information for Federated Municipal Securities Fund, Inc. in Post-Effective Amendment Number 60 to the Registration Statement (Form N-1A, No. 2-57181) of Federated Municipal Securities Fund, Inc. and to the incorporation by reference of our report dated May 9, 2005 on Federated Municipal Securities Fund, Inc. included in the Annual Report to Shareholders for the fiscal year ended March 31, 2005.



                                          ERNST & YOUNG LLP



Boston, Massachusetts
May 25, 2005